EXHIBIT 99.1

[DRESSER LETTERHEAD]

FOR IMMEDIATE RELEASE

DRESSER, INC. REPORTS THIRD QUARTER, 2002 FINANCIAL RESULTS

DALLAS, TEXAS (Thursday, November 14, 2002)—Dresser, Inc. today announced financial results for the third quarter ended September 30, 2002. The Company recorded revenues of $407.0 million for the period, an increase of 0.9% over the $403.3 million recorded for the same period last year. Operating income for the quarter ended September 30, 2002 was $21.5 million, a decrease of 52.3% compared to $45.1 million for the third quarter last year. EBITDA for the third quarter of 2002 was $32.9 million, a decrease of 44.1% from $58.9 million for the same period in 2001.

Excluding previously announced third quarter restructuring charges and non-cash asset write-downs totaling $14.5 million, EBITDA for the quarter would have been $47.4 million.

Gross margin for the quarter was 24.6%, compared to 30.4% for the same period in 2001. Contributing to the lower gross margins were declines in sales of high margin original equipment in the Compression and Power Systems segment and a substantial volume of low-margin third party buyouts in the Flow Control segment. Also impacting gross margins was the effect of asset write-downs totaling $9.6 million due to obsolete and excess inventories, inventory shrinkage, and discontinued product lines, as announced earlier.

SG&A was 19.3% of revenues, compared to 19.2% for the year ago quarter. Increases in SG&A expenses were in part attributable to restructuring charges of $2.5 million, of which $1.6 million was cash and $0.9 million was non-cash, and non-cash impairment of assets of $1.9 million and other asset write-downs of $0.5 million as announced earlier.

A net loss of $1.4 million was recorded in the third quarter of 2002 compared to net income of $11.1 million for the third quarter of 2001, primarily due to the restructuring expenses and asset write-downs described above.

Backlog at September 30, 2002 stood at $373.0 million, compared to $406.4 million on June 30, 2002 and $440.5 million on September 30, 2001.

Patrick Murray, Chief Executive Officer of Dresser, Inc. said, “With the exception of large-scale CAPEX projects in the production and transmission segments of the energy industry, customers across the board are deferring spending as much as possible in our markets. This includes spending on repair and maintenance activities, and has led to pricing pressures in any new construction activities as well as slowdowns in previously authorized CAPEX spending. We think that this behavior, largely driven by the business uncertainty faced by our customers, will result in tightening of spending in an already difficult market. That is why we are taking active steps to manage the cost side of our business and decrease debt to meet market conditions.”

Dresser, Inc. Reports Third Quarter 2002 Financial Results	2

Consolidated nine-month results compared to nine-month results last year

For the first nine months of 2002, revenues were $1,207.3 million compared to $1,138.2 for the nine months ended September 30, 2001, an increase of $69.1 million or 6.1%. Increased sales volume in the Flow Control segment offset declines in Measurement Systems and Compression and Power Systems segments.

Gross margin declined to 26.9% for the first nine months of 2002 compared to 30.8% in 2001, primarily for the same reasons as discussed in third quarter results.

SG&A declined as a percentage of revenues, to 19.5% for the first nine months of 2002 compared to 19.7% of revenues for the same period in 2001, although in absolute terms SG&A increased by $10.9 million or 4.9%. The main factors in the increase were selling expenses related to the higher sales volume, and expenses related to restructuring and asset write-downs. These were generally offset by the suspension of goodwill amortization in 2002.

Operating income for the first nine months of 2002 was $88.8 million, a decrease of $36.5 million from the $125.3 million for the comparable period last year. Primary contributors to the earnings decrease were decreases in volume and margin in Compression and Power Systems, and a significant volume of low-margin third party buyouts as well as unfavorable mix of new construction vs. maintenance and repair sales in the Flow Control segment.

EBITDA for the first nine months of 2002 was $121.5 million, a decrease of $44.4 million from $165.9 million in the first nine months of 2001. Included in the nine month EBITDA results are third quarter restructuring charges and asset write-downs of $14.5 million as described above.

Growth in valve product lines sales offset decline in instrument, metering, and piping specialties product lines in Flow Control segment

For the third quarter of 2002, the Flow Control segment recorded revenues of $255.7 million, an increase of 10.6% over the $231.1 recorded in the third quarter of 2001. Acquisitions accounted for approximately $15.0 million of the $24.6 million increase in revenues.

Operating income of $13.6 million for the quarter ended September 30, 2002, declined 41.1% from the $23.1 million for the year-ago period. Although acquisitions added $1.5 million of operating income, third-party buyouts and unfavorable product mix contributed to the earnings decline. In addition, there were restructuring charges and asset write-downs totaling approximately $11.2 million in this segment.

Backlog decreased to $279.0 million on September 30, 2002 from $303.7 million on September 30, 2001.

Commented Murray, “In the Flow Control segment, large international CAPEX project sales remain strong, mainly in the on/off valve product line. As in the second quarter, we had a significant amount of third party buyouts, associated with an offshore Brazilian project, which affected overall margins.”

Dresser, Inc. Reports Third Quarter 2002 Financial Results	3

“ In the control and relief valve product lines, we continue to see a shift in spending to new construction versus repair and maintenance, which unfavorably impacts our margins. The natural gas metering, instruments, and piping specialties product lines all saw depressed activity.”

Reduced purchases of fuel dispensers in North America and Europe affect Measurement Systems results

For the three months ended September 30, 2002, Measurement Systems revenues were $79.1 million, compared to $82.2 million for the third quarter of 2001. Reduced purchases of fuel dispensers by major oil customers and general market weakness in North America, Germany, and the United Kingdom were partly offset by increased service revenue in Scandinavia.

Operating income for the third quarter of 2002 was $6.5 million compared to $10.2 million for the same period in 2001. Lower sales volumes and unfavorable manufacturing and other variable costs contributed to the decline. Restructuring and asset write-downs accounted for $1.1 million of the decrease.

Backlog decreased to $47.9 million as of September 30, 2002, compared to backlog of $63.5 million as of September 30, 2001, mainly reflecting weakness in dispenser orders.

“Uncertainty in our customer’s businesses, combined with depressed margins for major oil companies’ refining and marketing operations, caused further deferment of CAPEX spending,” explained Murray. “Dispenser sales are at multi-year lows in the U.S. with weak markets in Europe. Although we were able to increase sales from point-of-sale systems and site services, they were not enough to overcome the lack of demand for fuel dispensers.”

Weak natural gas compression market impacts Compression and Power Systems performance

Third quarter 2002 revenues in the Compression and Power Systems segment were $73.1 million compared to $91.3 million for the third quarter of 2001. The decrease is mainly attributable to the weak state of natural gas compression market compared to a cyclical peak in the third and fourth quarters of last year. The weak compression market affected both sales of new natural gas engines and aftermarket parts. Sales of natural gas engines for power generation were moderately favorable compared to last year but were not enough to offset the effects of the compression market.

Operating income for the quarter ending September 30, 2002 was $4.8 million compared to $15.7 million for the year-ago quarter. The volume decline, and unfavorable variances related to the volume decline, combined with pricing pressure in certain products contributed to the decrease in operating income. There were also restructuring expenses and asset-write downs in this segment totaling $2.2 million.

Backlog as of September 30, 2002, was $49.6 million, compared to $77.0 million on September 30, 2001.

Dresser, Inc. Reports Third Quarter 2002 Financial Results	4

“The driver in this segment continues to be lack of demand for natural gas compression,” said Murray. “Although there have been indications that demand and natural gas pricing will improve in the medium term, that has not yet resulted in any improvements in our business.”

Tough market conditions expected to continue

“In the fourth quarter, we expect tough market conditions to persist,” stated Murray. “On a sequential basis, we expect a decrease of 20% to 30% in EBITDA, from the $47.4 million in EBITDA prior to restructuring expenses and asset write-downs we saw in the third quarter. We are in the process of taking further actions to improve our cost structure in the fourth quarter.”

Conference Call

The Company’s earnings conference call will be Thursday, November 14, at 11:00 a.m. EST, 10:00 a.m. CST. Following a brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-915-4836 (international dial 1-973-317-5319), ten minutes before the conference call begins and ask for the Dresser conference.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/internet/pages/investorrelations/index.cfm at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be “listen only” and will not have the capability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/internet/pages/investorrelations/index.cfm, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through November 21st and may be accessed by dialing 1-800-428-6051 (international dial 1-973-709-2089), then enter passcode 267512.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,000 employees and a sales presence in over 100 countries worldwide. The company’s website can be accessed at www.dresser.com.

Safe Harbor Statement:

In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues and earnings of the Company, as well as expectations regarding backlog, orders and capital expenditures, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for

Dresser, Inc. Reports Third Quarter 2002 Financial Results	5

energy directly affect some customers’ spending levels and their related purchases of many of the Company’s products and services.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

# # #

COMPANY CONTACT:
Stewart Yee
Director of Corporate Communications
(972) 361-9933
stewart.yee@dresser.com

DRESSER, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In Millions)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2002	2001	2002	2001
Revenues	$407.0	$403.3	$1,207.3	$1,138.2

Cost of revenues	306.8	280.6	882.9	788.2

Gross profit	100.2	122.7	324.4	350.0

Selling, engineering, administrative and general expenses	78.7	77.6	235.6	224.7

Operating Income	21.5	45.1	88.8	125.3

Other income (deductions)	(22.9)	(21.1)	(78.1)	(43.7)

(Loss) income before taxes	(1.4)	24.0	10.7	81.6

Provision for income taxes	(0.0)	(12.9)	(4.6)	(32.3)

Net (loss) income	($1.4)	$11.1	$6.1	$49.3

Dresser, Inc.
Information by Business Segment
Current Business Segmentation
(Unaudited)
(In Millions)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2002	2001	2002	2001
Revenues:
Flow Control	$255.7	$231.1	$774.8	$639.8
Measurement Systems	79.1	82.2	222.3	234.5
Compression and Power Systems	73.1	91.3	213.0	268.1
Eliminations	(0.9)	(1.3)	(2.8)	(4.2)

	$407.0	$403.3	$1,207.3	$1,138.2

Operating Income:
Flow Control	$13.6	$23.1	$69.8	$74.9
Measurement Systems	6.5	10.2	15.7	15.4
Compression and Power Systems	4.8	15.7	14.2	44.6
Eliminations	(3.4)	(3.9)	(10.9)	(9.6)

	$21.5	$45.1	$88.8	$125.3

EBITDA:
Flow Control	$20.4	32.2	$88.4	100.2
Measurement Systems	7.8	11.7	19.6	20.7
Compression and Power Systems	7.9	18.9	23.8	54.2
Eliminations	(3.2)	(3.9)	(10.3)	(9.2)

	$32.9	$58.9	$121.5	$165.9

SUPPLEMENTAL INFORMATION:
Depreciation and Amortization:
Flow Control	$6.8	$9.1	$18.6	$25.3
Measurement Systems	1.3	1.5	3.9	5.3
Compression and Power Systems	3.1	3.2	9.6	9.6
Eliminations	0.2	—	0.6	0.4

	$11.4	$13.8	$32.7	$40.6

Capital Expenditures:
Flow Control	$1.7	$5.5	$6.0	$11.3
Measurement Systems	0.4	3.7	1.2	7.1
Compression and Power Systems	0.4	2.4	3.6	6.0
Eliminations	—	—	0.2	—

	$2.5	$11.6	$11.0	$24.4

Backlog:
Flow Control	$279.0	$303.7	$279.0	$303.7
Measurement Systems	47.9	63.5	47.9	63.5
Compression and Power Systems	49.6	77.0	49.6	77.0
Eliminations	(3.5)	(3.7)	(3.5)	(3.7)

	$373.0	$440.5	$373.0	$440.5

Balance Sheet:	Sept 30, 2002	June 30 2002	March 31 2002	December 31 2001
Cash and Cash Equivalents	$92.6	$84.1	$97.0	$97.2
Working Capital*	$446.9	$481.8	$471.5	$463.5
Total Assets	$1,551.8	$1,587.7	$1,557.7	$1,589.7
Long-Term Debt, including Current Portion	$964.9	$995.2	$1,019.4	$1,025.0
Total Debt	$997.5	$1,036.8	$1,056.6	$1,064.3

* Accounts receivable and inventories less accounts payable only.

Dresser, Inc.
Information by Business Segment
Prior Business Segmentation
(Unaudited)
(In Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues:
Flow Control	$205.3	$176.3	$608.9	$463.2
Measurement Systems	129.3	136.8	387.8	410.9
Power Systems	73.1	91.3	213.0	268.1
Eliminations	(0.7)	(1.1)	(2.4)	(4.0)

	$407.0	$403.3	$1,207.3	$1,138.2

Operating Income:
Flow Control	$14.8	$18.9	$59.9	$54.4
Measurement Systems	5.3	14.5	25.7	36.0
Power Systems	4.8	15.6	14.2	44.5
Eliminations	(3.4)	(3.9)	(11.0)	(9.6)

	$21.5	$45.1	$88.8	$125.3

EBITDA:
Flow Control	$19.6	$25.4	$72.0	$70.9
Measurement Systems	8.7	18.6	36.1	50.1
Power Systems	7.9	18.8	23.8	54.1
Eliminations	(3.3)	(3.9)	(10.4)	(9.2)

	$32.9	$58.9	$121.5	$165.9

SUPPLEMENTAL INFORMATION:
Depreciation and Amortization:
Flow Control	$4.7	$6.5	$12.1	$16.5
Measurement Systems	3.4	4.1	10.4	14.1
Power Systems	3.1	3.2	9.6	9.6
Eliminations	0.2	—	0.6	0.4

	$11.4	$13.8	$32.7	$40.6

Capital Expenditures:
Flow Control	$1.3	$2.9	$4.3	$4.7
Measurement Systems	0.8	6.3	2.9	13.7
Power Systems	0.4	2.4	3.6	6.0
Eliminations	—	—	0.2	—

	$2.5	$11.6	$11.0	$24.4

Backlog:
Flow Control	$257.0	$278.6	$257.0	$278.6
Measurement Systems	69.8	88.6	69.8	88.6
Power Systems	49.6	77.0	49.6	77.0
Eliminations	(3.4)	(3.7)	(3.4)	(3.7)

	$373.0	$440.5	$373.0	$440.5

Balance Sheet:	Sept 30, 2002	June 30 2002	March 31 2002	December 31 2001
Cash and Cash Equivalents	$92.6	$84.1	$97.0	$97.2
Working Capital*	$446.9	$481.8	$471.5	$463.5
Total Assets	$1,551.8	$1,587.7	$1,557.7	$1,589.7
Long-Term Debt, including Current Portion	$964.9	$995.2	$1,019.4	$1,025.0
Total Debt	$997.5	$1,036.8	$1,056.6	$1,064.3

* Accounts receivable and inventories less accounts payable only.